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                       December 19, 2023

       A. Ernest Toth, Jr.
       Chief Financial Officer
       Aquestive Therapeutics, Inc.
       30 Technology Drive
       Warren, NJ 07059

                                                        Re: Aquestive
Therapeutics, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-38599

       Dear A. Ernest Toth, Jr. :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences